UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 1, 2006

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

The disclosures relating to the Subscription Agreement, Subscriber Rights Agreement and the Dribble Out Agreeement set forth in "Item 3.02 Unregistered Sales of Equity Securities" below are hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

In a transaction that closed on June 29, 2006, Smart Online, Inc. (the "Company") sold 400,000 shares of its common stock to Atlas Capital, S.A. ("Atlas"), a current investor of the Company. The private placement shares were sold at $2.50 per share pursuant to a Subscription Agreement between the Company and Atlas. The amount raised in the private placement is $1,000,000. The Company and Atlas have entered into a Subscriber Rights Agreement whereby the Company has an obligation to register the shares sold for resale by the purchaser by filing a registration statement on or before September 30, 2006. If a registration statement is not filed by that date, the Company is obligated to pay a penalty obtained by multiplying the total purchase price for the shares by 0.5% by the number of prorated thirty (30) day periods after the target registration date. At the Company sole's discretion, this penalty can be paid in the number of shares obtained by dividiing the total penalty amount by the per share purchase price. Atlas has also entered into a Dribble Out Agreement with the Company pursuant to which Atlas may sell up to twenty-five percent (25%) of the shares during any rolling thirty (30) day period, following the effective date of the registration statement.

The shares sold to Atlas in this transaction were sold in reliance upon the exception afforded by Rule 506 of Regulation D of the Securities and Exchange Commission and Section 4(2) of the Securities Act of 1933, as amended. The sale is to a single accredited investor (as such term is defined in Rule 501(a) of Regulation D) who is acquiring shares of the Company for investment purposes only. Atlas currently owns 1,857,950 shares of the Company's common stock.

Proceeds from this transaction are expected to be used primarily to pay for ongoing operations, current liabilities, and legal and professional expenses related to matters regarding the internal investigation and the Securities and Exchange Commission ("SEC"), audit and professional fees related to SEC filings, and installment payments due the sellers for the acquisition of iMart Incorporated.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

This disclosure is made pursuant to Item 5.02(b).

Effective June 23, 2006, David E.Y. Sarna resigned from the Board of Directors of the Company, including his positions as chair of the audit committee, the compensation committee and corporate governance and nominating committee of the Board of Directors, because of the time commitment required to adequately perform his duties as a director. Mr. Sarna’s decision to resign is not a result of any disagreement with the Company, nor any matter relating to the Company’s operations, policies or practices. The resignation letter of Mr. Sarna is set forth as an Exhibit 99.1 and is incorporated herein by reference. This resignation creates a vacancy on the Company's Board of Directors, and the Board of Directors is currently conducting a search for qualified candidates to fill the vacancy.

Item 8.01 Other Events.

As previously disclosed in the Company's current report on Form 8-K filed on March 17, 2006, the Company's Audit Committee retained independent outside legal counsel to assist the audit committee in its internal investigation of matters relating to the Order of Suspension of Trading issued by the SEC on January 17, 2006. On June 23, 2007, the independent outside legal counsel shared preliminary findings with the Audit Committee, which were shared with the full Board of Directors on June 27, 2006. The preliminary findings did not include any recommendations. However, the Audit Committee will implement additional controls and procedures as a result of these preliminary findings. The Audit Committee has requested that the independent outside legal counsel deliver final findings by the end of next week.

The Company is working to finalize its annual report on Form 10-K and has retained the law firm of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP , Raleigh, North Carolina, to assist it in filing the Form 10-K.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1 Letter of Resignation of David E.Y. Sarna, dated June 23, 2006.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

June 29, 2006	By:	/s/ Michael Nouri

Name: Michael Nouri
Title: President and Chief Executice Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Letter of Resignation of David E.Y. Sarna, dated June 23, 2006